Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP EXPANDS BOARD WITH THE APPOINTMENT OF ROBIN MARINO

AS NEW INDEPENDENT DIRECTOR

New York, New York, March 2, 2016: Hampshire Group, Limited (OTC Markets: HAMP) today announced the appointment of a new independent Board member, Robin Marino, effective February 26, 2016. With this appointment, Hampshire’s Board increases from four to five members, of whom four are classified as independent directors.

Ms. Marino brings more than 35 years of sales and merchandising experience in consumer products and is currently an independent brand consultant. From 2011 to 2014, she served as Group President, Accessories and Home, of LFUSA/Global Brands Group (GBG), a branded apparel, footwear, fashion accessories and related lifestyle products company, where she oversaw five divisions. Prior to GBG, Ms. Marino was President and CEO of Merchandising at Martha Stewart Living Omnimedia (NYSE: MSO), which she originally joined in 2005. From 1999 to 2005, Ms. Marino was President and COO of Kate Spade (NYSE: KATE). Prior to that, she spent two years as SVP of Accessories Global at Burberry Limited. Before that, Ms. Marino held management positions with Wathne LTD and Federated Department Stores, Inc. She currently serves on the Board of Directors of Summer Infant (NCM: SUMR), a premium infant and juvenile products company. Ms. Marino holds a B.B.A. from Stetson University.

Paul Buxbaum, Chairman and Chief Executive Officer of Hampshire Group, commented, “I, along with my fellow directors, are pleased to welcome Robin to our Board. She brings significant industry experience and knowledge gained over years of serving in leadership positions with a number of high profile global brands. We look forward to benefitting from Robin’s insights as we execute on our strategy to stabilize and grow our business.”

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiary, Hampshire Brands, Inc. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers.

Company Contact: Benjamin C. Yogel Lead Director, Hampshire Group byogel@mrccapital.com (561) 409-0890	Investor Relations Contact: Fred Buonocore The Equity Group Inc. fbuonocore@equityny.com/(212) 836-9607 www.theequitygroup.com